UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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FIFTH THIRD BANCORP

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38 FOUNTAIN SQUARE PLAZA

CINCINNATI, OHIO 45263

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

February 28, 2006

To the Shareholders of Fifth Third Bancorp:

You are cordially invited to attend the Annual Meeting of the Shareholders of Fifth Third Bancorp to be held at The Aronoff Center for the Arts, Jarson-Kaplan Theater, 650 Walnut Street, Cincinnati, Ohio on Tuesday, March 28, 2006 at 11:30 a.m. for the purposes of considering and acting upon the following:

(1)	Election of four (4) Class II Directors to serve until the Annual Meeting of Shareholders in 2009, unless the proposal in paragraph (3) below is adopted in which case such Directors shall serve until the Annual Meeting of Shareholders in 2007.

(2)	The proposal described in the Proxy Statement to remove Article III, Section 18 from the Code of Regulations, as amended, to eliminate the super-majority voting provisions contained in such Section. The proposed Amendment is attached as Annex 1 to the Proxy Statement and is incorporated therein by reference.

(3)	The proposal described in the Proxy Statement to amend Article III, Section 1 of the Code of Regulations, as amended, to provide for the annual election of all Directors. The proposed Amendment is attached as Annex 2 to the Proxy Statement and is incorporated therein by reference.

(4)	The proposal described in the Proxy Statement to adopt the Amended and Restated Fifth Third Bancorp 1993 Stock Purchase Plan and the issuance of up to an additional 1,500,000 shares of common stock thereunder. The proposed plan is attached as Annex 3 to the Proxy Statement and is incorporated therein by reference.

(5)	Approval of the appointment of the firm of Deloitte & Touche LLP to serve as the independent registered public accounting firm for the Company for the year 2006.

(6)	Transaction of such other business that may properly come before the Annual Meeting or any adjournment thereof.

Shareholders of record at the close of business on January 31, 2006 will be entitled to vote at the Annual Meeting.

All shareholders who find it convenient to do so are invited to attend the Annual Meeting in person. In any event, please sign and return the enclosed proxy card with this notice at your earliest convenience. If you hold shares of Fifth Third Bancorp common stock directly in your name, you may also vote over the internet or by telephone. If internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you.

If you plan to attend the Annual Meeting:

Please note that space limitations make it necessary to limit attendance only to shareholders of the Company and the holders of shareholder proxies. Admission to the Annual Meeting will be on a first-come, first-served basis and will require presentation of a valid driver’s license or other federal or state issued photo identification card. Shareholders of record should bring the admission ticket attached to their proxy card in order to be admitted to the meeting. “Street name” shareholders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date in order to be admitted to the meeting. Registration and seating will begin at approximately 11:00 a.m. Communication and recording devices will not be permitted at the Annual Meeting. A copy of the Regulations for Conduct at the Annual Meeting is attached as Annex 4 to the Proxy Statement.

By Order of the Board of Directors

Paul L. Reynolds

Secretary

FIFTH THIRD BANCORP

38 Fountain Square Plaza

Cincinnati, Ohio 45263

PROXY STATEMENT

The Board of Directors of Fifth Third Bancorp (the “Company”) is soliciting proxies, the form of which is enclosed, for the Annual Meeting of Shareholders to be held at The Aronoff Center for the Arts, Jarson-Kaplan Theater, 650 Walnut Street, Cincinnati, Ohio on Tuesday, March 28, 2006 at 11:30 a.m. (the “Annual Meeting”). Each of the 555,933,944 shares of Common Stock outstanding on January 31, 2006 is entitled to one vote on all matters acted upon at the Annual Meeting, and only shareholders of record on the books of the Company at the close of business on January 31, 2006 will be entitled to vote at the Annual Meeting, either in person or by proxy. The shares represented by all properly executed proxies which are sent to the Company will be voted as designated and each not designated will be voted and counted as described in this proxy statement. Each person giving a proxy may revoke it by giving notice to the Company in writing or in open meeting at any time before it is voted.

The laws of Ohio under which the Company is incorporated provide that if notice in writing is given by any shareholder to the President, a Vice President, or the Secretary of the Company not less than forty-eight (48) hours before the time fixed for holding a meeting of shareholders for the purpose of electing Directors that such shareholder desires that the voting at such election shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he or she possesses in voting for Directors.

The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally by mail, but may also be solicited by the Directors, officers, and other regular employees of the Company, who will receive no compensation therefor in addition to their regular compensation. Brokers and others who hold stock on behalf of others will be asked to send proxy material to the beneficial owners of the stock, and the Company will reimburse them for their expenses.

The Company has retained D.F. King & Co., Inc., a proxy solicitation firm, to assist the Company in soliciting proxies. The Company anticipates that the costs of D.F. King’s services will be approximately $9,000.

The Annual Report of the Company for the year 2005, including financial statements, has been delivered to all shareholders. Such report and financial statements are not a part of this Proxy Statement. This Proxy Statement and the form of proxy are first being sent to shareholders on or about February 28, 2006.

CERTAIN BENEFICIAL OWNERS

Under Section 13(d) of the Securities Exchange Act of 1934, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to the Company to be deemed to be beneficial owners of 5% or more of the Common Stock of the Company as of December 31, 2005:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Cincinnati Financial Corporation 6200 South Gilmore Fairfield, Ohio 45014	72,870,560	(1)	13.16%

(1)	Cincinnati Financial Corporation owns 27,183,604 shares of the Common Stock of the Company. Cincinnati Insurance Company, Cincinnati Casualty Company, Cincinnati Life Insurance Company, Cincinnati Financial Corporation Retirement Plan Trust and CINFIN Capital, subsidiaries of Cincinnati Financial Corporation, own 43,136,352 shares, 1,419,979 shares, 1,036,125 shares, 90,000 shares and 4,500 shares, respectively.

ELECTION OF DIRECTORS

In accordance with the Company’s current Code of Regulations, the Board of Directors is classified into three classes. Each class is to be elected to separate three (3) year terms with each term expiring in different years. At each Annual Meeting the Directors or nominees constituting one class are elected for a three (3) year term. The term of those Directors listed below as Class II expires at the Annual Meeting on March 28, 2006 and this Class contains the nominees to be elected to serve until the Annual Meeting of Shareholders in 2009, unless the proposal to provide for the annual election of all Directors described in this Proxy Statement beginning on page 21 is approved in which case such Directors shall serve until the Annual Meeting of Shareholders in 2007. In accordance with the retirement guidelines set forth in the Company’s Corporate Governance Guidelines, Robert B. Morgan, a Class II Director, will retire at the Annual Meeting. Mr. Morgan has generously given valuable years of service to the Company. At its January 17, 2006 meeting the Board of Directors voted to decrease the size of the Board such that no vacancies will result from Mr. Morgan’s retirement. Any vacancies that occur after the Directors are elected may be filled by the Board of Directors in accordance with law for the remainder of the full term of the vacant directorship.

Director candidates are nominated by the Company’s Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s Charter directs the Committee to investigate and assess the background and skills of potential candidates and to maintain an active file of suitable candidates for directors. The Nominating and Corporate Governance Committee is empowered to engage a third party search firm to assist, but the Committee currently believes that the existing directors and executive management of the Company and its subsidiaries have significant networks of business contacts that likely will form the pipeline from which candidates will be identified. Upon identifying a candidate for serious consideration, one or more members of the Nominating and Corporate Governance Committee would initially interview such candidate. If a candidate merited further consideration, the candidate would subsequently interview with all other Committee members (individually or as a group), meet the Company’s Chief Executive Officer and other Executive Officers and ultimately meet many of the other Directors. The Nominating and Corporate Governance Committee would elicit feedback from all persons who met the candidate and then determine whether or not to nominate the candidate.

The Company’s Corporate Governance Guidelines set forth the following criteria for Directors: independence; highest personal and professional ethics and integrity; willing to devote sufficient time to fulfilling duties as a Director; impact on the diversity of the Board’s overall experience in business, government, education, technology and other areas relevant to the Company’s business; impact on the diversity of the Board’s composition in terms of age, skills, ethnicity and other factors relevant to the Company’s business; and number of other public company boards on which the candidate may serve (generally, should not be more than three public company boards in addition to the Company). The Company’s Corporate Governance Guidelines provide that shareholders may propose nominees by submitting the names and qualifications of such persons to the Nominating and Corporate Governance Committee no later than December 31 of each year. Submissions are to be addressed to the Nominating and Corporate Governance Committee at the Company’s executive offices, which submissions will then be forwarded to the Committee. The Nominating and Corporate Governance Committee would then evaluate the possible nominee using the criteria outlined above and would consider such person in comparison to all other candidates. The Nominating and Corporate Governance Committee is not obligated to nominate any such individual for election. No such shareholder nominations have been received by the Company for this Annual Meeting. Accordingly, no rejections or refusals of such candidates have been made by the Company.

The Nominating and Corporate Governance Committee did not hire any director search firm in 2005 or 2006 and, accordingly, paid no fees to any such company. As indicated above, however, the Nominating and Corporate Governance Committee may do so in the future if necessary.

The Nominating and Corporate Governance Committee of the Board of Directors has nominated for election as Class II Directors the following four (4) persons, all of whom are presently serving as Class II Directors of the Company: John F. Barrett, George A. Schaefer, Jr., John J. Schiff, Jr. and Dudley S. Taft. Unless instructed otherwise, it is the intention of the persons named in the Proxy to vote for the election of all nominees named. If any nominee(s) shall be unable to serve, which is not now contemplated, the proxies will be voted for such substitute nominee(s) as the Nominating and Corporate Governance Committee of the Board of Directors recommends. Proxies in the form solicited hereby which are returned to the Company will be voted in favor of the four (4) nominees specified above unless otherwise instructed by the shareholder. Shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted and will have no effect on the outcome of the election. Nominees receiving the four (4) highest totals of votes cast in the election will be elected as directors.

Neither the Board nor the Nominating and Corporate Governance Committee has implemented a formal policy regarding director attendance at the Annual Meeting. Typically, the Board holds its annual organizational meeting directly following the Annual Meeting, which results in most directors being able to attend the Annual Meeting. In 2005, all 15 Directors attended the Annual Meeting.

The following tables set forth information with respect to each Class II Director, including the retiring Director and the nominees for re-election at the Annual Meeting, and with respect to the continuing incumbent Directors in Classes I and III of the Board of Directors. The Board of Directors has determined that all Directors have met the independence standards of Rule 4200(a)(15) of the National Association of Securities Dealers listing standards with the exceptions of Messrs. Schaefer and Schiff.

		Shares of Company Common Stock Beneficially Owned on December 31, 2005(1)
Name, Age and Principal Occupation During the Past Five Years	Director Since	Number(4)	Percent of Class
CLASS II DIRECTORS
(Terms Expire 2006)

JOHN F. BARRETT, 56, President, CEO and Director of The Western and Southern Life Insurance Co. since 1994 and Chairman of the Board since 2002. Chairman, President and CEO, Western & Southern Financial Group, Inc. Officer/Director of a number of Western & Southern affiliates. Western & Southern is a financial services company that as its primary business distributes life insurance, annuities and mutual funds to the public. Director of Convergys Corporation and The Andersons, Inc.	1988	74,961.0135%

ROBERT B. MORGAN, 71, Executive Counselor of Cincinnati Financial Corporation and Cincinnati Insurance Company since April 1, 1999. Formerly, Mr. Morgan was Director, CEO and President of Cincinnati Financial Corporation.	1986	93,127.0168%

GEORGE A. SCHAEFER, JR.(2), 60, President and Chief Executive Officer of Fifth Third Bancorp and Fifth Third Bank. Director of WellPoint, Inc. and Ashland Inc.	1988	3,479,956.6239%

JOHN J. SCHIFF, JR.(2)(3), 62, Chairman, President, Chief Executive Officer and Director of Cincinnati Financial Corporation and Cincinnati Insurance Company. Former Chairman of John J. & Thomas R. Schiff & Co., Inc., an insurance agency. Director of Cinergy Corp. and Standard Register Co.	1983	405,298.0729%

DUDLEY S. TAFT(2), 65, President and Director, Taft Broadcasting Company, investor in entertainment and media properties. Director of Cinergy Corp. and The Tribune Company.	1981	101,016.0181%

CLASS III DIRECTORS
(Terms Expire 2007)

DARRYL F. ALLEN, 62, Retired Chairman, CEO and President, Aeroquip-Vickers, Inc., formerly known as Trinova Corporation, a manufacturer and distributor of engineered components for industry, automotive, aerospace and defense. Director of Milacron, Inc.	1997	13,065.0024%

ALLEN M. HILL(2), 60, Retired CEO and President of DPL Inc., a diversified regional energy company, and its subsidiary The Dayton Power and Light Company.	1998	62,312.0112%

DR. MITCHEL D. LIVINGSTON, 61, Vice President for Student Affairs and Services, University of Cincinnati. Formerly, Dr. Livingston was Vice President for Student Services, University of Albany.	1997	16,155.0029%

HENDRIK G. MEIJER, 54, Co-Chairman and CEO, Meijer, Inc., and its affiliates, a food and general merchandise retailer.	2001	18,854.0034%

JAMES E. ROGERS, 58, Chairman, CEO and Director of Cinergy Corp., a utility holding company, Cinergy Services, CG&E and PSI Energy, since December, 1995, and Mr. Rogers was Vice Chairman, President and CEO since October, 1994. Formerly, Mr. Rogers was Chairman, President and CEO of PSI Energy and a Director of Duke Realty Corporation.	1995	22,938.0041%

		Shares of Company Common Stock Beneficially Owned on December 31, 2005(1)
Name, Age and Principal Occupation During the Past Five Years	Director Since	Number(4)	Percent of Class
CLASS I DIRECTORS
(Terms Expire 2008)

JAMES P. HACKETT, 50, President, CEO and Director of Steelcase Inc., a manufacturer of office systems.	2001	11,480.0021%

JOAN R. HERSCHEDE, 66, Retired President and CEO of The Frank Herschede Company, an investment holding company.	1991	53,760.0097%

ROBERT L. KOCH II(2), 67, President and CEO of Koch Enterprises, Inc., a privately held company with worldwide subsidiaries producing aluminum and magnesium die castings, adhesives and sealants, distributing after market components for heavy vehicles, heating and air conditioning equipment, designing and producing factory equipment and recycling metals. Director of Vectren Corporation.	1999	55,649.0100%

KENNETH W. LOWE, 55, President, CEO and Director of The E.W. Scripps Company, a publicly traded multimedia company.	2004	9,142.0016%

THOMAS W. TRAYLOR, 66, President, CEO and Chairman of Traylor Bros., Inc., a general/heavy construction contractor.	1999	268,608.0483%

All Directors and Executive Officers as a Group (27 persons)		6,299,260	1.13%

(1)	As reported to Fifth Third Bancorp by the Directors as of the date stated. Includes shares held in the name of spouses, minor children, certain relatives, trusts, estates and certain affiliated companies as to which beneficial ownership may be disclaimed.

(2)	Members of the Executive Committee of the Board of Directors.

(3)	Mr. Schiff is a Director of Cincinnati Financial Corporation, whose holdings of Company shares are more fully set forth above under the caption “Certain Beneficial Owners” in this Proxy Statement.

(4)	The amounts shown represent the total shares owned outright by such individuals together with shares which are issuable upon the exercise of currently exercisable (or exercisable within 60 days), but unexercised, stock options and shares issuable upon termination of employment under the Company’s Non Qualified Deferred Compensation Plan. Specifically, the following individuals have the right to acquire the shares indicated after their names, upon the exercise of stock options: Mr. Allen, 11,688; Mr. Barrett, 15,063; Mr. Hackett, 7,000; Ms. Herschede, 5,000; Mr. Hill, 10,000; Mr. Koch, 14,693; Dr. Livingston, 13,536; Mr. Lowe, 0; Mr. Meijer, 7,000; Mr. Morgan, 15,063; Mr. Rogers, 13,798; Mr. Schaefer, 2,179,380; Mr. Schiff, 5,000; Mr. Taft, 15,063; and Mr. Traylor, 14,693. Mr. Schaefer also holds 117,943 shares issuable upon termination of employment under the Company’s Non Qualified Deferred Compensation Plan. The aggregate number of shares issuable upon the exercise of currently exercisable (or exercisable within 60 days), but unexercised, stock options, held by the Executive Officers who are not also Directors is 1,345,758 and the aggregate number of shares issuable upon termination of employment under the Company’s Non Qualified Deferred Compensation Plan held by these individuals is 27,967.

BOARD OF DIRECTORS, ITS COMMITTEES, MEETINGS AND FUNCTIONS

The Board of Directors of the Company met five (5) times during 2005. The Company’s Board of Directors also regularly holds executive sessions of those members of the Board of Directors who meet the then current standards of independence. The chairman at these executive sessions is the Chairman of the Nominating and Corporate Governance Committee, who serves as the lead director of the Board in performing such other jobs as the independent Directors may determine.

There are six (6) committees of the Board of Directors: Executive, Audit, Compensation, Nominating and Corporate Governance, Risk and Compliance, and Trust.

The Executive Committee of the Company serves in a dual capacity as the Executive Committee of the Company and Fifth Third Bank, an Ohio banking corporation (the “Bank”). Under Ohio law, the Executive Committee has the power to act between meetings of the Board on virtually all matters that the Board could act upon. The Board of Directors has adopted an Executive Committee Charter which may be found in the Corporate Governance Section of the Company’s website at www.53.com. The Executive Committee met twelve (12) times in 2005 and consisted of Messrs. Hill, Koch, Schaefer, Schiff and Taft.

The Audit Committee of the Company serves in a dual capacity as the Audit Committee of the Company and the Bank. Thirteen (13) meetings of this Committee were held during 2005. This Committee’s functions include the engagement of the independent registered public accounting firm, reviewing with that firm the plans and results of the audit engagement of the Company, approving the annual audit plan and reviewing the results of the procedures for internal auditing, reviewing the independence of the independent registered public accounting firm, reviewing the Company’s financial results and Securities and Exchange Commission filings, reviewing the design and effectiveness of the Company’s internal controls and similar functions and approving all auditing and non-auditing services performed by its independent registered public accounting firm. Another function of this Committee is to carry out the statutory requirements of a bank audit committee as prescribed under applicable law. The Board of Directors has adopted a written charter for the Audit Committee, which may be found in the Corporate Governance Section of the Company’s website at www.53.com. The Audit Committee members for 2005 were Messrs. Allen, Barrett, Hackett, Morgan and Ms. Herschede. All members of the Audit Committee met the independence standards of Rule 4200(a)(15) and the audit committee qualifications of Rule 4350(d)(2) of the National Association of Securities Dealers listing standards. The Board of Directors has determined that Darryl F. Allen is an audit committee financial expert for the Company and is independent as described in the preceding sentence. The formal report of the Audit Committee with respect to the year 2005 begins on page 17 herein.

The Company has a Compensation Committee comprised entirely of independent Directors. Executive compensation and equity plan allocations are determined by this Committee of the Board of Directors. The Board of Directors has adopted a Compensation Committee Charter which may be found in the Corporate Governance Section of the Company’s website at www.53.com. This Committee consisted of Messrs. Hill, Lowe, and Rogers, and met five (5) times during 2005. The formal report of the Compensation Committee with respect to 2005 compensation begins on page 13 herein.

The Company has a Nominating and Corporate Governance Committee comprised entirely of independent Directors. This Committee develops and recommends to the Board corporate governance policies and guidelines for the Company and for the identification and nomination of Director and committee member candidates and nominates Directors for election to the Board and appointment to committee membership. The Board of Directors has adopted a Nominating and Corporate Governance Committee Charter which may be found in the Corporate Governance Section of the Company’s website at www.53.com. This Committee consisted of Messrs. Allen, Koch, Rogers and Taft and met three (3) times during 2005.

The Company’s Risk and Compliance Committee serves in a dual capacity as the Risk and Compliance Committee of the Company and the Bank. The Committee oversees management’s compliance with all of the

Company’s regulatory obligations arising under applicable federal and state banking laws, rules and regulations, including any terms and conditions required from time to time by any action, formal or informal, of any federal or state banking regulatory agency or authority and any responses of management to any inquiries from any applicable banking regulator, and oversees management’s implementation and enforcement of the Company’s risk management policies and procedures. The Board of Directors has adopted a Risk and Compliance Committee Charter which may be found in the Corporate Governance Section of the Company’s website at www.53.com. This Committee met four (4) times in 2005 and consisted of Messrs. Barrett, Meijer and Traylor.

The Company has a Trust Committee which serves in a dual capacity as the Trust Committee of the Company and the Bank. The Committee reviews the fiduciary activities of the Bank and, more generally, oversees the structure for fiduciary activities for each of the Company’s subsidiary banks, including the Bank. In this regard, the Committee has responsibility to report risks identified in its review of such fiduciary activities to the Company’s Risk and Compliance Committee. The Committee also has overall responsibility for evaluating and approving the fiduciary policies of the Company and its bank subsidiaries. The Board of Directors has adopted a Trust Committee Charter which may be found in the Corporate Governance Section of the Company’s website at www.53.com. This Committee consisted of Messrs. Livingston, Lowe, Schaefer and Ms. Herschede, and met four (4) times during 2005.

No member of the Board of Directors of the Company attended less than 75% of the aggregate meetings of the Board of Directors and all committees on which such Director served during 2005.

The Board of Directors has adopted the Fifth Third Bancorp Corporate Governance Guidelines which may be found in the Corporate Governance Section of the Company’s website at www.53.com. The Board of Directors has also adopted the Fifth Third Bancorp Code of Business Conduct and Ethics which may also be found in the Corporate Governance Section of the Company’s website at www.53.com.

The Audit Committee has established Fifth Third’s EthicsLine, a toll free hotline through which confidential complaints may be made by employees regarding: illegal or fraudulent activity; questionable accounting, internal controls or auditing matters; conflicts of interest, dishonest or unethical conduct; disclosures in the Company’s SEC reports, bank regulatory filings and other public disclosures that are not full, fair, accurate, timely and understandable; violations of the Company’s Code of Business Conduct and Ethics; and/or any other violations of laws, rules or regulations. Complaints submitted through this process are presented to the Audit Committee on a regular, periodic basis.

Shareholders may communicate directly to the Board of Directors in writing by sending a letter to the Board at: Fifth Third Bancorp Board of Directors, 38 Fountain Square Plaza, MD 10AT76, Cincinnati OH, 45263 or by a secure e-mail via the Company’s website at www.53.com. All communications directed to the Board of Directors will be received and processed by the Fifth Third Legal Department and will be transmitted to the Chairman of the Nominating and Corporate Governance Committee (who serves as the lead director of the Board of Directors) without any editing or screening by the Legal Department.

EXECUTIVE COMPENSATION

Set forth below are tables showing for the Chief Executive Officer and the four other highest-paid Executive Officers of the Company: (1) in summary form, the compensation paid for the last three years; (2) the SARs granted and options exercised; (3) the restricted stock granted, (4) the performance units granted, and (5) beneficial ownership of the Company’s Common Stock.

Summary

The following table is a summary of certain information concerning the compensation awarded, paid to, or earned by the Company’s Chief Executive Officer and each of the Company’s other highly compensated Executive Officers (the “named executives”) during each of the last three fiscal years or such shorter period during which such individuals served as an Executive Officer of the Company.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)		Restricted Stock Awards($)		Shares Underlying Options/ SARs (#)	All Other Compensation ($)(2)
George A. Schaefer, Jr. President and Chief Executive Officer	2005 2004 2003	990,018 990,018 990,016	— 825,000 990,000	128,329 125,350 95,795	(3) (3) (3)	— — 859,650	(4)	207,923 200,000 220,000	117,290 95,174 277,203

Kevin T. Kabat Executive Vice President	2005 2004 2003	575,000 527,480 466,971	— 200,000 300,000	— — —		— — —		62,377 55,000 60,000	45,559 40,640 114,800

Robert A. Sullivan Executive Vice President	2005 2004 2003	537,992 492,483 280,766	— 190,000 240,000	68,678 — —	(5)	— — —		62,377 60,000 65,000	45,259 40,640 63,572

Greg D. Carmichael Executive Vice President and Chief Information Officer	2005 2004 2003	500,000 432,781 191,347	— 165,000 175,000	— — 50,000	(6)	— — 574,100	(7)	62,377 45,000 20,000	46,550 37,700 5,800

Charles D. Drucker(8) Executive Vice President	2005	378,747	115,000	—		125,011	(9)	28,846	64,062

(1)	In accordance with SEC rules, amounts totaling less than $50,000 have been omitted.

(2)	All Other Compensation consists solely of the amounts representing the allocations to each named executive under The Fifth Third Master Profit Sharing Plan and the Non Qualified Deferred Compensation Plan, as well as dividends paid on shares of restricted stock.

(3)	Of the amount shown for Mr. Schaefer for 2005, $100,000 represents trust and estate planning fees paid by the Company on behalf of Mr. Schaefer. Of the amount shown for Mr. Schaefer for 2004, $100,000 represents trust and estate planning fees paid by the Company on behalf of Mr. Schaefer. Of the amount shown for Mr. Schaefer for 2003, $79,071 represents trust and estate planning fees paid by the Company on behalf of Mr. Schaefer.

(4)	Represents 15,000 shares granted on December 16, 2003 that are subject to vesting on December 31, 2006 provided the Company maintains satisfactory regulatory ratings. The dollar value given is based on the $57.31 closing price per share of Fifth Third Bancorp common stock on December 16, 2003. Dividends will be paid on these shares. As of December 31, 2005, these were the only shares of restricted stock held by Mr. Schaefer. Based on the $37.72 closing price per share of Fifth Third Bancorp common stock on December 30, 2005, these shares were valued at $565,800 as of such date.

(5)	Of the amount shown for Mr. Sullivan for 2005, $39,988 represents relocation expenses and $21,346 represents country club dues paid by the Company on behalf of Mr. Sullivan.

(6)	Mr. Carmichael received a $50,000 cash bonus upon commencement of his employment with the Company.

(7)

Represents 10,000 shares granted on June 2, 2003 that are subject to vesting in four equal annual installments. The dollar value given is based on the $57.41 closing price per share of Fifth Third Bancorp common stock on June 2, 2003. Dividends will be paid on these shares. As of December 31, 2005, only 5,000 of these shares of restricted stock held by Mr. Carmichael remained unvested. Based on the $37.72 closing price per share of Fifth Third Bancorp common stock on December 30, 2005, these shares were valued at $188,600 as of such date.

(8)	Mr. Drucker first became an Executive Officer of the Company on June 21, 2005.

(9)	Represents 2,914 shares granted on April 8, 2005 that are subject to vesting on April 8, 2009. The dollar value given is based on the $42.90 closing price per share of Fifth Third Bancorp common stock on April 8, 2005. Dividends will be paid on these shares. As of December 31, 2005, Mr. Drucker also held an additional 15,051 shares of restricted stock that are subject to vesting on October 1, 2008. Based on the $37.72 closing price per share of Fifth Third Bancorp common stock on December 30, 2005, these 17,965 shares were valued at $677,640 as of such date.

Stock Appreciation Rights/Stock Options

The following table sets forth information concerning individual grants of stock appreciation rights (“SARs”) to purchase the Company’s Common Stock made to the named executives in 2005:

SAR GRANTS IN LAST FISCAL YEAR

Name	Number of Shares Underlying SARs Granted(1)	Percent of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/SH.)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%($)	10%($)
George A. Schaefer, Jr.	207,923	4.4%	42.90	4/08/2015	5,609,675	14,216,018
Kevin T. Kabat	62,377	1.3%	42.90	4/08/2015	1,682,905	4,264,812
Robert A. Sullivan	62,377	1.3%	42.90	4/08/2015	1,682,905	4,264,812
Greg D. Carmichael	62,377	1.3%	42.90	4/08/2015	1,682,905	4,264,812
Charles D. Drucker	28,846	0.6%	42.90	4/08/2015	778,253	1,972,246

(1)	SARs become exercisable in four equal annual installments during continued employment. In the event the Company shall consolidate with, merge into, or transfer all or substantially all of its assets to another corporation, then all SARs granted under this Plan shall become immediately exercisable.

The Company made no grants of stock options to purchase the Company’s Common Stock to the named executives in 2005.

The following table sets forth certain information regarding individual exercises of stock options during 2005 by each of the named executives.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Shares Underlying Unexercised Options/SARs at 12/31/05		Value of Unexercised In-the- Money Options/SARs at 12/31/05
			Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
George A. Schaefer, Jr.	227,814	7,222,143	2,179,380	517,923	10,203,993	0
Kevin T. Kabat	0	0	473,343	147,377	208,529	0
Robert A. Sullivan	5,072	120,700	201,026	154,877	896,332	0
Greg D. Carmichael	0	0	10,000	117,377	0	0
Charles D. Drucker	0	0	0	48,846	0	0

The named executives did not exercise any SARs in 2005.

Performance Units

The following table sets forth information concerning individual grants of performance units (a share denominated award under the Company’s Incentive Compensation Plan) made to the named executives in 2005:

LONG TERM INCENTIVE PLAN—AWARDS OF PERFORMANCE UNITS IN LAST FISCAL YEAR

Name	Number of Shares	Performance or Other Period until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans(1)
			Threshold (#)	Target (#)	Maximum (#)
George A. Schaefer, Jr.	20,602	3 years	10,301	20,602	41,204
Kevin T. Kabat	6,181	3 years	3,091	6,181	12,362
Robert A. Sullivan	6,181	3 years	3,091	6,181	12,362
Greg D. Carmichael	6,181	3 years	3,091	6,181	12,362
Charles D. Drucker	0	—	—	—	—

(1)	Payout is determined by achievement of relative total shareholder return in comparison with a peer group of institutions. These awards are payable half in cash and half in shares of common stock.

Beneficial Ownership

The following table sets forth certain information regarding the named executives’ beneficial ownership of the Common Stock of the Company as of December 31, 2005:

Title of Class	Name of Officer	Number of Shares(1)	Percent of Class
Common Stock	George A. Schaefer, Jr.	3,479,956.6239%
Common Stock	Kevin T. Kabat	523,945.0942%
Common Stock	Robert A. Sullivan	307,620.0553%
Common Stock	Greg D. Carmichael	19,804.0036%
Common Stock	Charles D. Drucker	20,141.0036%

(1)	The amounts shown represent the total shares owned outright by such individuals together with shares which are issuable upon the exercise of currently exercisable (or exercisable within 60 days), but unexercised, stock options and shares held in the name of spouses, minor children, certain relatives, trusts, estates and certain affiliated companies as to which beneficial ownership may be disclaimed. These individuals have the right to acquire the shares indicated after their names, upon the exercise of currently exercisable (or exercisable within 60 days) stock options: Mr. Schaefer, 2,179,380; Mr. Kabat, 473,343; Mr. Sullivan, 201,026; Mr. Carmichael, 10,000; and Mr. Drucker, 0. The amounts shown also include shares issuable upon termination of employment under the Company’s Non Qualified Deferred Compensation Plan. These individuals have the right to acquire the shares indicated after their names, upon termination of employment under the Company’s Non Qualified Deferred Compensation Plan: Mr. Schaefer, 117,943; Mr. Kabat, 7,076; Mr. Sullivan, 6,892; Mr. Carmichael, 953; and Mr. Drucker, 540.

The Company has implemented stock ownership guidelines for its senior officers, including its Executive Officers. These guidelines are available in the Corporate Governance Section of the Company’s website at www.53.com. The guideline for the Company’s Chief Executive Officer represents shares having a value of approximately nine to ten times his base salary and the guidelines for the Company’s other Executive Officers represent shares having a value of approximately three to four times base salary. Executive Officers will be required to retain 50% of the shares delivered under the Company’s equity compensation plans (net of taxes) until the ownership guidelines are met. In addition, Executive Officers will be required to retain 100% of net after-tax shares delivered under the Company’s equity compensation plans for a minimum of one year following exercise or vesting, as the case may be.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Executive Officers and Directors, and persons who own more than ten percent of a registered class of the Company’s stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive Officers, Directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Annual Statement of Changes In Beneficial Ownership of Securities on Form 5 were required for those persons, the Company believes that, for the period January 1, 2005 through December 31, 2005, its Executive Officers and Directors complied with all filing requirements applicable to them except for two of our Directors- Messrs. Hackett and Morgan. Mr. Hackett failed to timely report on Form 4 the distribution of his balance from the Old Kent Directors Deferred Compensation Plan, and Mr. Morgan failed to timely report on Form 4 his acquisition of stock in a distribution from an organization of which he did not control the investment decisions. Each of these transactions were subsequently reported by such persons on Form 4s.

Retirement Plans

The following table shows estimated annual benefits payable upon retirement under The Fifth Third Bancorp Master Retirement Plan (the “Retirement Plan”) and The Fifth Third Bancorp Supplemental Retirement Income Plan (the “Supplemental Plan”) based upon combinations of compensation levels and years of service:

PENSION PLAN TABLE

Approximate Annual Retirement Benefit Upon Retirement At Age 65 Before Adjustments (1) (2) (3)

Remuneration(4)(5)	15	20	25	30	35
$700,000	104,178	138,903	173,629	208,355	208,355
800,000	119,428	159,237	199,046	238,855	238,855
900,000	134,678	179,570	224,463	269,355	269,355
1,000,000	149,928	199,903	249,879	299,855	299,855
1,100,000	165,178	220,237	275,296	330,355	330,355
1,200,000	180,428	240,570	300,713	360,855	360,855
1,300,000	195,678	260,903	326,129	391,355	391,355
1,400,000	210,928	281,237	351,546	421,855	421,855
1,500,000	226,178	301,570	376,963	452,355	452,355
1,600,000	241,428	321,903	402,379	482,855	482,855
1,700,000	256,678	342,237	427,796	513,355	513,355
1,800,000	271,928	362,570	453,213	543,855	543,855
1,900,000	287,178	382,903	478,629	574,355	574,355
2,000,000	302,428	403,237	504,046	604,855	604,855
2,100,000	317,678	423,570	529,463	635,355	635,355
2,200,000	332,928	443,903	554,879	665,855	665,855
2,300,000	348,178	464,237	580,296	696,355	696,355
2,400,000	363,428	484,570	605,713	726,855	726,855
2,500,000	378,678	504,903	631,129	757,355	757,355

(1)	Benefits shown are computed on the basis of a straight life annuity. Other available forms of benefits payment under the Retirement Plan, which are the actuarial equivalent of the straight life annuity, are the joint and surviving spouse annuity, the contingent annuitant option, the life — 10-year-certain option, and the single lump-sum option. The method of payment from the Supplemental Plan is either a single lump sum or an installment.

(2)	Under the current law, the maximum annual pension benefit payable under the Internal Revenue Code, applicable to the Retirement Plan, is $170,000 for 2005. Any annual pension benefit accrued over $170,000 is payable under the Supplemental Plan.

(3)	The Retirement Plan and Supplemental Plan were frozen as of November 15, 1998 except for employees who were at least age 50 and had 15 years of credited service as of December 31, 1998. For the purpose of computing a benefit under these Plans on December, 31, 2005, Mr. Schaefer had 34 years of credited service. Mr. Schaefer continues to accrue benefits under these Plans. Mr. Kabat has a frozen benefit related to his service with Old Kent Financial Corporation. His annual benefit at age 65 would be approximately $65,400. Mr. Carmichael, Mr. Drucker and Mr. Sullivan joined the Company after these plans were frozen and therefore are not eligible to participate.

(4)	The amounts shown are the gross benefit amounts provided by both the Retirement Plan and the Supplemental Plan. Plan benefits are determined as 30.5% of final average pay minus 11.1% of the participant’s social security final average compensation (up to his social security covered compensation) with a reduction of 1/30th for each year of credited service less than 30. Benefits are also reduced for termination of service prior to age 60, for a commencement of benefit payments prior to age 60, and eliminated under the vesting schedule if the participant has less than five (5) vesting years.

(5)	Compensation for retirement benefit calculations under the Retirement Plan is defined as the base rate of pay plus variable compensation and is based on the final average pay for the highest five consecutive years out of the ten years preceding retirement. The 2005 base pay plus variable compensation are substantially the same as the amounts shown under the “Salary and Bonus” columns of the Summary Compensation Table. No more than an inflation adjusted $200,000 limit is taken into consideration under the Retirement Plan. Compensation in excess of an inflation adjusted $200,000 limit is taken into account under the Supplemental Plan.

Compensation of Directors

Non-employee Directors of the Company receive a single annual retainer of $50,000 (payable $25,000 in cash and approximately $25,000 in stock granted under the Company’s Incentive Compensation Plan and a fee of $1,500 per meeting attended. Non-employee Directors will also receive a fee of $1,500 per committee meeting attended. Committee chairs receive an additional annual retainer of $10,000. Pursuant to a Deferred Compensation Plan, Directors may annually defer from one-half to all of their compensation as Directors until age 65 or until they cease to serve on the Board, whichever occurs last. The deferred funds bear interest until paid at an annually adjusted rate equal to 1% over the U.S. treasury bill rate or Directors may elect to receive a return on deferred funds at a rate equal to the rate of return on the Company’s stock. Directors who are also employees receive no additional compensation for service on the Board.

The Company’s Incentive Compensation Plan provides that the Compensation Committee has full authority to provide stock-based or other incentive awards to non-employee Directors. In 2005, equity awards were granted to the non-employee Directors under the Incentive Compensation Plan. Each director received 5,000 stock appreciation rights, which will vest ratably over four years.

The Company has implemented stock ownership guidelines for its directors of shares having a value equal to at least $250,000.

REPORT OF THE COMPENSATION COMMITTEE

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

Compensation Philosophy

The Compensation Committee (the “Committee”) is composed of independent Directors. This Committee is responsible for the approval and administration of the base salary, annual incentive compensation programs and long-term equity-based program for Executive Officers. The Committee considers the Bancorp compensation philosophy as well as attraction and retention of key executives when making decisions.

The Company’s executive compensation program consists of three components: base salary, annual incentive compensation, and long-term equity-based incentive compensation. The program is intended to drive shareholder value by attracting and retaining talented executives, and motivating executives to achieve corporate objectives.

The executive compensation program is structured to provide market median pay for median performance relative to the Company’s financial services peers, and pay at the 75th percentile for upper quartile performance versus the Company’s peers. The Company uses the services of Towers Perrin, an executive compensation-consulting firm, to advise the Company and the Committee regarding executive compensation programs, policies and decisions, and to perform competitive peer analysis on an annual basis. In conjunction with the Company, Towers Perrin identified a group of peer companies based on market capitalization, geographic location, performance and similarity in lines of business. The Committee consistently refers to this specific peer group in making decisions related to peer pay and/or performance.

The executive compensation program is designed to provide opportunities for executives to build ownership in the Company. To that end, Fifth Third has established share ownership guidelines for all officers at or above the Vice President level.

Base Salary

Executive Officers’ compensation is determined by evaluating both the most recent comparative peer data and their role and responsibilities. Individual salaries are reviewed annually and salary increases are based on the Company’s overall performance and the executive’s attainment of individual objectives during the preceding year.

Annual Bonuses

Executive Officers are eligible to participate in the Variable Compensation Plan (the “VCP”). The VCP is authorized under the Incentive Compensation Plan (the “Plan”), which was approved and adopted by the Company’s shareholders in 2004. The Plan allows the Company to issue Annual Incentive Awards (as defined in the Plan) comprised of cash and/or equity awards. The Committee met in early 2005 and established Performance Goals (as defined in the Plan) in the form of a bonus grid comprised of incrementally increasing amounts of earnings per share, which produce an incentive bonus pool available for payments. The bonus amounts in the grid increased if incrementally higher earnings per share resulted in 2005 as compared to 2004. The Committee also has discretion under the Plan, as in past years, to consider unusual items that impacted earnings per share of the Company, both those items that contribute to an increase in earnings per share of the Company and those that contribute to a decrease in earnings per share. At a meeting held on January 23, 2006 the Committee determined that, while earnings per share for 2005 were below threshold, performance on other measures including ROE and line of business or affiliate performance was sufficient to selectively award bonuses to some officers at an aggregate level below threshold (i.e., below 50% of target). The Committee determined that the bonuses paid to these officers should be adjusted based on individual goals of these officers including quantitative and qualitative goals as established by their managers. However, the Committee determined that no bonus should be paid to the CEO or to three of the four other highest-paid Executive Officers. One of the four other highest-paid Executive Officers was awarded a bonus based on discretionary factors including the performance of his business unit, Fifth Third Processing Solutions, which met expectations for 2005.

Payments under the VCP for participants other than Executive Officers were considered individually, based on individual and line-of-business performance. Where awarded, these payments were at a level significantly below threshold (i.e., significantly below 50% of the target awards).

Stock Based Equity Compensation Grants

Awards based on the Company’s Common Stock are granted annually to Executive Officers. Grants of Stock Appreciation Rights (“SARs”) and Performance Units to Executive Officers in 2005 were made under the Incentive Compensation Plan. Grants of SARs are made to Executive Officers at an exercise price equal to 100% of the market value on the date of grant. Performance Units with a three-year performance period were also granted to Executive Officers.

The Performance Units were granted with goals set in terms of total shareholder return relative to Fifth Third’s defined peer group. The grants established a threshold payout of 50% of the target number of shares granted for achieving a 40th percentile relative total shareholder return, a target payout of 100% of the target number of shares granted for achieving a 50th percentile relative total shareholder return, and a maximum payout of 200% of the target number of shares granted for achieving a 90th percentile relative total shareholder return. The Performance Units are payable half in cash and half in common stock.

The equity-based grants in 2005 to all employees totaled 5,923,203 shares, or 1.066% of shares outstanding. The Committee sets guidelines for the number of shares available for the granting of stock based equity compensation to each Executive Officer based on the total amount available, an evaluation of competitive data for similar grants and the Executive Officer salary and role. These grants provide incentive for the creation of shareholder value since the full benefit of the grant to each Executive Officer can only be realized with an appreciation in the price of the Company’s common shares or through reasonable relative total shareholder return, depending on the type of award.

Chief Executive Officer’s Compensation

The Committee considered the following factors in determining the base salary for 2005 for George A. Schaefer, Jr., President and Chief Executive Officer of the Company: the Company’s success in attaining its profit plan for 2004 as discussed below and the level of compensation paid to the highest paid executive at the companies selected for peer comparison. Based on these factors, the Committee established Mr. Schaefer’s 2005 base salary at $990,000, which is unchanged from his 2004 salary level. This placed Mr. Schaefer’s compensation slightly above the median of base salaries paid by those companies selected for peer comparison.

For 2005, Mr. Schaefer was eligible to earn a cash bonus ranging up to 250% of his base salary based on Performance Goals as designated under his Annual Incentive Award under the Incentive Compensation Plan. As mentioned above, at the Committee’s January 23, 2006 meeting, the Committee considered bonus payments to Executive Officers, including Mr. Schaefer, and considered the performance of the Company as compared to the Performance Goals for the 2005 plan year. Based on the Company’s performance, the Committee determined that the Performance Goals were not met for 2005. The Committee determined that Mr. Schaefer would not receive a cash bonus for 2005 performance.

On April 8, 2005, Mr. Schaefer was granted SARs for 207,923 shares of Common Stock. That grant was made in accordance with the guidelines of the Committee referenced above.

On April 8, 2005, Mr. Schaefer was also granted a Performance Unit award with a 20,602 share target, a 10,301 share threshold and a 41,204 share maximum. That grant was made in accordance with the guidelines of the Committee referenced above.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid for any fiscal year to the Company’s Chief Executive Officer and four other most highly compensated Executive Officers. While the Company designed the Incentive Compensation Plan and its Performance Goals to meet the criteria for deductibility under Section 162(m), the Committee also retained discretion to consider unusual items that impacted earnings per share of the Company, both those items that contribute to an increase in earnings per share of the Company and those that contribute to a decrease in earnings per share. As discussed above, based on the Company’s performance, the Committee determined that based solely on publicly reported earnings per share that the threshold Performance Goals for Annual Incentive Awards under the Incentive Compensation Plan were not met for 2005. The Committee however determined that based on a number of quantitative and qualitative factors discussed above, some level of Annual Incentive Awards may be made selectively to some of the Executive Officers, excluding Mr. Schaefer, at an aggregate level below the threshold awards established for the Company. The Committee believes that all compensation for 2005 paid to named Executive Officers other than Mr. Schaefer is properly deductible under the Code. The Committee, however, believes that any non-deductible amounts that have been paid to Mr. Schaefer for 2005 are not expected to be significant to the Company.

Review of all Components of Executive Compensation

The Committee has reviewed all components of the Company’s Chief Executive Officer and four other most highly compensated Executive Officers’ compensation, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, the earnings and accumulated payout obligations under the Company’s non-qualified deferred compensation program, the actual projected payout obligations under the Company’s supplemental retirement income plan and under several potential severance and change-in-control scenarios. A tally sheet setting forth all the above components was prepared and reviewed by the Committee affixing dollar amounts under various payout scenarios.

The Committee’s Conclusion

Based on this review, the Committee finds the Company’s Chief Executive Officer’s and four other most highly compensated Executive Officers’ total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) in the aggregate to be reasonable and not excessive. In addition to the peer compensation review, the Committee specifically considered that the Company does not currently maintain any employment contracts, severance contracts or change of control agreements with such individuals.

It should be noted that when the Committee considers any component of the Company’s Chief Executive Officer’s and four other most highly compensated Executive Officers’ total compensation, the aggregate amounts and mix of all the components, including accumulated (realized and unrealized) option, SAR, performance unit and restricted stock gains are taken into consideration in the Committee’s decisions. The Committee assesses total compensation in the context of competitive market data in the Committee’s November meeting. Executive compensation recommendations for the following year are discussed in the January Committee meeting, and approved at the February Committee meeting.

Internal Pay Equity

The Committee believes that the relative difference between CEO compensation and the compensation of the Company’s other executives is consistent with such differences found in our peer group and our reference labor market. Further, the Committee has reviewed the relationship between the pay for the CEO and for other executives, and has deemed it to be appropriate.

Allen M. Hill, Chairman

Kenneth W. Lowe

James E. Rogers

Compensation Committee Interlocks and Insider Participation

In 2005 the Compensation Committee members were Allen M. Hill, Kenneth W. Lowe and James E. Rogers. No Executive Officer of the Company serves on any board of directors or compensation committee of any entity that compensates any member of the Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

In accordance with its written charter adopted by the Board of Directors (“Board”) which may be found in the Corporate Governance Section of the Company’s website at www.53.com, the Audit Committee of the Board (“Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2005, the Committee met thirteen (13) times, and the Committee discussed the interim financial and other information contained in each quarterly earnings announcement and periodic filings to the Securities and Exchange Commission and report with the Chief Executive Officer, Chief Financial Officer, Controller and the independent registered public accounting firm prior to public release.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the firm and the Company that might bear on the firm’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the firm any relationships that may impact their objectivity and independence and satisfied itself as to the firm’s independence. The Committee also discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed both with the independent registered public accounting firm and internal auditors their audit plans, audit scope and identification of audit risks.

The Committee discussed and reviewed with the independent registered public accounting firm all communications required by standards of the Public Company Accounting Oversight Board (United States), including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent registered public accounting firms’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2005, and management’s assertion on the design and effectiveness of the Company’s internal control over financial reporting as of December 31, 2005 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s consolidated financial statements and their assertion on the design and effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm has the responsibility for the examination of those consolidated statements and assertion.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board that the Company’s audited consolidated financial statements and report on management’s assertion on the design and effectiveness of internal control over financial reporting be included in its Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Committee also appointed the independent registered public accounting firm.

Robert B. Morgan, Chairman

Darryl F. Allen, Vice Chairman

John F. Barrett

James P. Hackett

Joan R. Herschede

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to Fifth Third Bancorp for the fiscal years ended December 31, 2005 and December 31, 2004 by the Company’s independent registered public accounting firm Deloitte & Touche LLP.

	December 31,
	2005		2004
Audit Fees	$2,361,000		$2,445,000
Audit-Related Fees	737,000	(a)	628,000	(a)
Tax Fees	191,000	(b)	512,000	(b)
All Other Fees	244,000	(c)	590,000	(c)

	$3,533,000		$4,175,000

(a)	Includes fees for services related to benefit plan audits, common trust fund audits, subsidiary company audits, reports pursuant to Statement on Auditing Standards No. 70 and trust compliance.

(b)	Includes fees for services related to tax compliance and tax consulting and planning. Of these amounts, for 2005 $163,000 represents fees for tax compliance services and $28,000 represents fees for tax consulting and planning services and for 2004 $92,000 represents fees for tax compliance services and $420,000 represents fees for tax consulting and planning services.

(c)	Includes fees for tax software licensing, security evaluation services, vendor evaluation services and other permitted advisory services. The audit committee has considered whether the provision of these services is compatible with maintaining the principal accountant’s independence.

The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, except as described below.

The Audit Committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services in connection with its annual review of the audit plan and will review such guidelines with the Board of Directors. Pre-approval may be granted by action of the full Audit Committee or, in the absence of such Audit Committee action, by the Audit Committee Chair whose action shall be considered to be that of the entire Committee. Pre-approval shall not be required for the provision of non-audit services if (1) the aggregate amount of all such non-audit services constitute no more than 5% of the total amount of revenues paid by the Company to the auditors during the fiscal year in which the non-audit services are provided, (2) such services were not recognized by the Company at the time of engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit. No services were provided by Deloitte & Touche LLP pursuant to this exception.

CERTAIN TRANSACTIONS

Fifth Third Bancorp has engaged and intends to continue to engage in the lending of money through its subsidiary banks to various of its Directors, Executive Officers and corporations or other entities in which they may own a controlling interest. The loans to such persons (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) did not involve more than a normal risk of collectibility or did not present other features unfavorable to the Company.

FINANCIAL PERFORMANCE

The following performance graphs do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the performance graphs by reference therein.

Total Return Analysis

The graphs below summarize the cumulative return experienced by the Company’s shareholders over the years 2001 through 2005, and 1996 through 2005, respectively, compared to the S&P 500 Stock, the S&P Banks and the NASDAQ Banks indices.

FIFTH THIRD BANCORP VS. MARKET INDICES

5 YEAR RETURN

10 YEAR RETURN

In prior years the Company had also reported the S&P Regional Banks index. This index was discontinued as of December 31, 2001 and, therefore, is no longer available for comparison.

PROPOSAL TO AMEND CODE OF REGULATIONS TO REMOVE SUPER-MAJORITY AMENDMENT REQUIREMENTS.

The Board of Directors, after careful consideration and recommendation by shareholders, management and outside advisors, has adopted and now recommends shareholder approval of a proposal to remove Article III, Section 18 of the Company’s Code of Regulations, as amended (the “Regulations”), to eliminate the super-majority voting requirements of certain types of amendments to the Regulations. The Section currently provides that amendments to Sections 1 (relating to Board election, classification and term) and 13 (relating to removal of directors) of Article III may only be altered, amended or repealed by the action of holders of shares of the Common Stock of the Company entitling them to exercise at least two-thirds of the voting power of such shares. Other amendments to the Regulations require only a simple majority of such shares. The Board of Directors has determined that Article III, Section 18 should be removed from the Regulations. The Board has unanimously adopted a resolution approving an amendment to the Regulations to remove this Section, and is recommending that the Company’s shareholders approve that amendment.

If the proposed amendment is approved, all amendments to the Regulations, regardless of their subject matter, would only require the approval of a majority of the outstanding shares of Common Stock of the Company.

While proponents of super-majority requirements often argue that they protect minority shareholders and guard important provisions against changes based on short-term shifts in public sentiments, an increasing number of investors have come to believe that super-majority requirements allow minorities to protect their special interests and block proposals supported by most shareholders. Given that abstentions and broker non-votes count against proposals to amend the Company’s Code of Regulations, it may be very difficult to achieve the super-majority provisions necessary to pass amendments to the Regulations. Accordingly, an increasing number of companies have been taking actions to remove super-majority voting provisions.

Fifth Third is committed to good corporate governance. Accordingly, the Board considered the various positions for and against super-majority provisions, particularly in light of evolving corporate governance practices and investor sentiment. The Board recognizes that super-majority requirements are not favored in emerging practices in the area of corporate governance, as they may be used to defeat the wishes of a majority of shareholders. The Board consulted management and the Company’s outside advisors when it considered the various positions for and against the super-majority amendment provisions. The Board has determined that adopting a resolution approving an amendment to the Regulations that will remove the super-majority requirements is in the best interests of the Company and its shareholders.

Code of Regulations

If the amendment to the Regulations is adopted pursuant to this proposal, Article III, Section 18 of the Regulations would be removed. That Section currently reads as follows:

“Section 18. Amendments. Notwithstanding Article X of this Code of Regulations, Sections 1 and 13 of this Article III may only be altered, amended or repealed by the affirmative vote at a meeting held for such purpose, or without a meeting by the written consent, of the holders of shares entitling them to exercise at least two-thirds (2/3) of the voting power of the Corporation on such proposal.”

If approved, this Proposal will become immediately effective.

Vote Required

The resolution attached to this Proxy Statement as Annex 1 will be submitted for adoption at the Annual Meeting. The affirmative vote of the holders of shares of the Common Stock of the Company entitling them to exercise a majority of the voting power of such shares is necessary to adopt the proposal to amend the Regulations to remove the super-majority provision. Proxies will be voted in favor of the resolution unless otherwise instructed by the Shareholder. Abstentions and shares not voted by brokers and other entities holding shares on behalf of the beneficial owners will have the same effect as votes cast against the amendment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE AMENDMENT TO THE COMPANY’S CODE OF REGULATIONS TO REMOVE SUPER-MAJORITY AMENDMENT REQUIREMENTS.

PROPOSAL TO AMEND CODE OF REGULATIONS TO PROVIDE FOR

THE ANNUAL ELECTION OF ALL DIRECTORS.

The Board of Directors, after careful consideration and recommendation by shareholders, management and outside advisors, has adopted and now recommends shareholder approval of a proposal to amend Article III, Section 1 of the Company’s Code of Regulations, as amended (the “Regulations”), to eliminate the classification of the Board of Directors. The Section currently provides that the Board of Directors shall be divided into three classes, with the directors in each class standing for election at every third annual meeting of shareholders. The Board of Directors has determined that this provision should be amended to provide instead for the annual election of all directors. The Board has unanimously adopted a resolution approving a declassification amendment to the Regulations, which will provide for the annual election of all directors, and is recommending that the Company’s shareholders approve that amendment.

If the proposed amendment is approved, all directors would be elected to one-year terms commencing with the 2007 Annual Meeting. In order to facilitate the transition from classified three-year terms to non-classified one-year terms, each director whose term would not otherwise expire at the 2007 Annual Meeting has agreed to tender his or her resignation effective immediately prior to the 2007 Annual Meeting.

The Board believes that the election of directors is a primary means for shareholders to influence corporate governance policies and hold management accountable for implementing those policies. Although proponents of classified boards believe that they provide continuity and stability to the board, facilitate a long-term outlook by the board and enhance the independence of non-employee directors, an increasing number of investors have come to believe that classified boards reduce accountability of directors because they limit the ability of shareholders to evaluate and elect all directors on an annual basis. Accordingly, an increasing number of companies have been taking actions to provide for the annual election of all directors.

Fifth Third is committed to good corporate governance. Accordingly, the Board considered the various positions for and against a classified Board, particularly in light of evolving corporate governance practices and investor sentiment. The Board recognizes that annual elections are emerging as a “best practice” in the area of corporate governance, as it provides shareholders the opportunity to hold every member of the Board accountable for performance every year. The Board consulted management and the Company’s outside advisors when it considered the various positions for and against a classified Board. The Board has determined that adopting a resolution approving an amendment to the Regulations that provides for the annual election of all directors is in the best interests of the Company and its shareholders.

Code of Regulations

If the amendment to Article III, Section 1 of the Regulations is adopted pursuant to this proposal, that section would read as follows:

“Section 1. Election and Term. Except as otherwise provided by law or by the Articles of Incorporation, and subject to the provisions of Sections 12, 13 and 14 of this Article III, Directors shall be elected at the annual meeting of stockholders to serve until the next annual meeting of stockholders and until their successors are elected and qualify.”

Annex 2 shows the changes to the relevant portions of Article III, Section 1 of the Regulations resulting from the proposed amendment, with deletions indicated by strike-outs and additions indicated by underlining. If approved, this Proposal will become immediately effective.

Vote Required

The resolution attached to this Proxy Statement as Annex 2 will be submitted for adoption at the Annual Meeting. The votes necessary to adopt the proposed amendment depends on the outcome of the vote on the proposal to amend the Regulations to eliminate the super-majority amendment provisions of the Regulations by deleting Article III, Section 18 as described above and on Annex 1. If the super-majority amendment proposal is adopted, then the affirmative vote of the holders of shares of the Common Stock of the Company entitling them to exercise a majority of the voting power of such shares is necessary to adopt the proposal to amend the Regulations to provide for the annual election of all directors. If the super-majority amendment proposal is not adopted, then the affirmative vote of the holders of shares of the Common Stock of the Company entitling them to exercise at least two-thirds of the voting power of such shares is necessary to adopt the proposal to amend the Regulations to provide for the annual election of all directors. Proxies will be voted in favor of the resolution unless otherwise instructed by the Shareholder. Abstentions and shares not voted by brokers and other entities holding shares on behalf of the beneficial owners will have the same effect as votes cast against the amendment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE AMENDMENT TO THE COMPANY’S CODE OF REGULATIONS TO PROVIDE FOR THE ANNUAL ELECTION OF ALL DIRECTORS.

PROPOSAL TO APPROVE THE AMENDED AND

RESTATED FIFTH THIRD BANCORP 1993 STOCK

PURCHASE PLAN, INCLUDING THE ISSUANCE OF

UP TO AN ADDITIONAL 1,500,000 SHARES THEREUNDER

On January 21, 2006, subject to shareholder approval, the Company’s Board of Directors approved the Amended and Restated Fifth Third Bancorp 1993 Stock Purchase Plan (the “Plan”). The Plan was amended in order to, among other things, increase the number of shares available for purchase under the Plan after January 1, 2004 from 1,000,000 to 2,500,000. Approval of this Plan and the issuance of the original 1,000,000 shares of the Company’s common stock thereunder was not required by the shareholders of the Company in the past. However, due to recent changes to the rules governing shares listed on the Nasdaq National Market, material amendments to arrangements such as the Plan are now required to be approved by the Company’s shareholders. If the Plan is not approved at the Annual Meeting, then the Plan will continue in its old form until discontinued by the Company or until its original 1,000,000 shares have all been purchased, at which time it will terminate. As of December 31, 2005 there were 430,414 shares available for purchase under the Plan.

The following description sets forth the material terms of the Plan. It does not purport to be complete and is qualified in its entirety by reference to the provisions of the Plan attached as Annex 3 to this Proxy Statement. All capitalized terms which are not defined herein are defined in the Plan.

Purpose

The purpose of the Plan is to facilitate the purchase of the Company’s common stock by Company employees on terms and conditions that enhance the ability of the employees to acquire a financial interest in the Company. The Company believes that employee ownership will promote productivity and encourage continued growth of the Company for the mutual benefit of the Company’s employees and shareholders.

Eligibility

All full-time and part-time employees of the Company and its subsidiaries over eighteen years old are eligible to participate immediately. The Company’s Directors and Executive Officers are not eligible to participate in the Plan, pursuant to the terms of the Plan. As of December 31, 2005, there were approximately 22,901 employees of the Company and its subsidiaries.

Shares Available for Issuance

The total number of shares of Common Stock that were available to be purchased under the Plan from and after January 1, 2004 was originally limited to 1,000,000 shares of common stock in the aggregate (subject to adjustment as set forth below). As of December 31, 2005, there were only 430,414 shares available for purchase under the Plan. If approved at the Annual Meeting, an additional 1,500,000 shares will be available for purchase under the Plan.

If the number of shares of Common Stock of the Company outstanding is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of (a) any reorganization, merger, consolidation, recapitalization, reclassification, stock split, reverse stock split, combination of shares, or dividend payable in shares of Common Stock, or (b) any other similar corporate transaction or event that affects the Common Stock such that an adjustment is determined, by the Board of Directors in its sole discretion, to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the number of shares of Common Stock that may be purchased under this Plan shall be increased or decreased proportionately, and/or the different kind of shares or other securities of the Company or of another corporation shall be substituted, as the case may be.

New Plan Benefits

As stated above, if approved, the Plan will have an additional 1,500,000 shares available for future purchases by participants at a discounted price. As the amount of benefits to participants is determined by the level of participation by eligible persons and the prices at which shares are purchased under the Plan, no determination is possible at this time as to the amount of benefits payable to participants under the Plan. Pursuant to the terms of the Plan, the Company’s Directors and Executive Officers are not eligible to participate in the Plan.

Participation

Eligible employees may enroll in the Plan at any time by signing an authorization form provided by the Company whereby the participating employee will direct the Company to make payroll deductions that will be used to purchase Company common stock for the participant under the Plan. Payroll deductions relating to the Plan may be as little as $5.00 per pay but no more than 10% of the participant’s benefits salary (as defined by the Company from time to time) and may not exceed $26,000 per year. Participants may change the amount of payroll deductions at any time.

Company Contribution

The Company contributes an amount equal to 15% of all payroll deductions received under the Plan at the time it remits such payroll deductions to the custodian. These contributions are then added to the payroll deductions to purchase shares of the Company’s common stock in the open market.

Purchase Price

As soon as administratively possible after receipt, the custodian applies all payroll deductions and all Company contributions received under the Plan related to the immediately preceding pay period to purchase in the open market shares of the Company’s common stock at the then prevailing market price. No service fees or brokerage commissions are charged to any participant’s account.

Suspension of Payroll Deductions

A Participant who requests the transfer of all or a portion of his or her whole shares in the Plan, will have his or her payroll deductions suspended for a period of six months commencing on the date the shares are transferred out of the Plan. Upon the expiration of the six-month suspension period, the employee may re-enroll in the Plan by submitting a new authorization form. Notwithstanding the foregoing, a Participant may request delivery of the shares in his or her account for the purpose of exercising stock options without such suspension.

Termination

Participation in the Plan will cease upon the employee’s death, termination of employment, discontinuance of the Plan, or upon the employee’s written election to terminate participation in the Plan given to the Company at any time. Participants whose participation in the Plan is terminated will not be permitted to make additional contributions to the Plan for six months following termination.

Plan Administration

The Company’s Board of Directors has appointed the Company’s Pension and Profit Sharing Committee to serve as the Administrator of the Plan. The Administrator’s function is to coordinate the operations of the Plan, including supervision of payroll deductions and forwarding the same to the custodian to purchase shares, as well as to facilitate all communications relating to the Plan.

Equity Compensation Plan Table

The following table sets forth certain information regarding the Company’s equity-based compensation plans as of December 31, 2005:

Plan Category (shares in thousands)	Number of shares to be issued upon exercise		Weighted- average exercise price		Shares available for future issuance (a)
Equity compensation plans approved by shareholders
Options	28,546		$48.02			(b)
Restricted Stock	1,482			(c)		(b)
Performance Units		(d)		(c)		(b)
Stock Appreciation Rights		(e)		(e)		(b)
Equity compensation plans not approved by shareholders
1993 Stock Purchase Plan					430	(f)

Total(g)	30,028		$48.02		16,989	(h)

(a)	Excludes shares to be issued upon exercise of outstanding options.

(b)	Under the Incentive Compensation Plan, 20.0 million shares of stock were authorized for issuance as nonqualified and incentive stock options, SARs, restricted stock and restricted stock units, performance shares and performance units and stock awards. As of December 31, 2005, 16.2 million shares remain available for future issuance.

(c)	Not applicable.

(d)	The number of shares to be issued is dependent upon the Company achieving certain predefined performance targets and ranges from zero shares to approximately 182 thousand shares, dependent on relative performance.

(e)	At December 31, 2005, approximately 7.5 million SARs were outstanding at a weighted-average grant price of $47.51. The number of shares to be issued upon exercise will be determined at vesting based on the difference between the grant price and the market price at the date of exercise.

(f)	Represents remaining shares of Fifth Third common stock as of December 31, 2005 under the Company’s 1993 Stock Purchase Plan, as amended and restated.

(g)	Excludes 3.0 million outstanding options awarded under plans assumed by the Company in connection with certain mergers and acquisitions. The Company has not made any awards under these plans and will make no additional awards under these plans. The weighted-average exercise price of the outstanding options is $31.76 per share.

(h)	Includes .4 million shares issuable relating to deferred stock compensation plans

Effective Date, Amendment and Termination

If approved by the shareholders, the Plan as amended and restated will become effective April 1, 2006 and will remain in effect until all shares subject to the Plan have been purchased and/or acquired according to the provisions of the Plan. If the Plan as amended and restated is not approved at the Annual Meeting, then the Plan will continue in its old form until discontinued by the Company or until its original 1,000,000 shares have all been purchased, at which time it will terminate. The Plan may be amended or discontinued by the Board of Directors of the Company at any time. In addition, unless approved by the Company’s shareholders, no amendment or modification may become effective if such amendment or modification is required under the rules and regulations of the Nasdaq Stock Market or another national exchange on which the Company’s common stock is then listed, or other applicable law, rules or regulations, to be approved by the shareholders. No amendment may make any change in any right previously granted which would adversely affect the rights of any participant.

Federal Income Tax Considerations

The Company’s contributions to the Plan, and all dividends paid on shares allocated to participant accounts, constitute currently taxable income to the participants. Participants are responsible for any and all taxes. This discussion is a summary of certain federal income tax consequences to participants who may receive benefits under the Plan. This discussion does not purport to be complete, and does not cover, among other things, state or local tax treatment.

Vote Required

The affirmative vote of a majority of the votes entitled to be cast by the holders of the Company’s common stock present or represented at the Annual Meeting and entitled to vote thereon is required to approve the Plan. Abstentions will have the same effect as a vote cast against the proposal. Shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have no effect on the outcome. Proxies received by the Company and not revoked prior to or at the Annual Meeting will be voted for this proposal and the adoption of the Plan unless otherwise instructed by the shareholder.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE AMENDED AND RESTATED FIFTH THIRD BANCORP 1993 STOCK PURCHASE PLAN, INCLUDING THE ISSUANCE OF UP TO AN ADDITIONAL 1,500,000 SHARES THEREUNDER

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors proposes and recommends that the shareholders approve the selection by the Committee of the firm of Deloitte & Touche LLP to serve as its independent registered public accounting firm for the Company for the year 2006. The firm has served as independent auditors for the Bank since 1970 and the Company since 1975. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to make such comments as they desire and to respond to questions from shareholders of the Company. Action by the shareholders is not required by law in the appointment of an independent registered public accounting firm, but their appointment is submitted by the Audit Committee of the Board of Directors in order to give the shareholders a voice in the designation of auditors. If the resolution approving Deloitte & Touche LLP as the Company’s independent registered public accounting firm is rejected by the shareholders then the Committee will reconsider its choice of independent auditors. Even if the resolution is approved, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Proxies in the form solicited hereby which are returned to the Company will be voted in favor of the resolution unless otherwise instructed by the shareholder. Pursuant to the Company’s Code of Regulations, the affirmative vote of a majority of the votes entitled to be cast by the holders of the Company’s Common Stock present or represented at the Annual Meeting and entitled to vote is required to approve the appointment of Deloitte & Touche LLP. Abstentions will have the same effect as a vote cast against the proposal. Shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have no effect on the outcome. The Audit Committee of the Board of Directors recommends the adoption of the resolution.

2007 SHAREHOLDER PROPOSALS

In order for shareholder proposals for the 2007 Annual Meeting of Shareholders to be eligible for inclusion in the Company’s Proxy Statement, they must be received by the Company at its principal office in Cincinnati, Ohio, prior to October 31, 2006.

Any shareholder who intends to propose any other matter to be acted upon at the 2007 Annual Meeting of Shareholders (but not include such proposal in the Company’s Proxy Statement) must inform the Company no later than January 16, 2007. If notice is not provided by that date, the persons named in the Company’s proxy for the 2007 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2007 Annual Meeting.

OTHER BUSINESS

The Board of Directors does not know of any other business to be presented to the Annual Meeting and does not intend to bring other matters before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the accompanying Proxy will vote thereon according to their best judgment and interest of the Company. No other shareholder has informed the Company of any intention to propose any other matter to be acted upon at the Annual Meeting. Accordingly, the persons named in the accompanying Proxy are allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in this Proxy Statement.

A copy of the Company’s Annual Report on Form 10-K for the most recent fiscal year, as filed with the Securities and Exchange Commission, not including exhibits, will be mailed without charge to shareholders upon written request. Requests should be addressed to Paul L. Reynolds, Secretary, Fifth Third Bancorp, Fifth Third Center, MD 10AT76, Cincinnati, Ohio 45263. The Form 10-K includes certain listed exhibits, which will be provided upon payment of a fee covering the Company’s reasonable expenses.

By order of the Board of Directors

Paul L. Reynolds

Secretary

ANNEX 1

PROPOSAL TO AMEND CODE OF REGULATIONS TO

REMOVE SUPER-MAJORITY AMENDMENT REQUIREMENTS

RESOLVED, that Article III, Section 18 of the Code of Regulations of the Corporation, as amended, be deleted and removed in its entirety.

New or amended language is indicated by underlining

Deleted language is indicated by strike-outs

ANNEX 2

PROPOSAL TO AMEND CODE OF REGULATIONS TO

PROVIDE FOR THE ANNUAL ELECTION OF ALL DIRECTORS

“RESOLVED, that that Article III, Section 1 of the Code of Regulations of the Corporation, as amended, be amended and replaced in its entirety with the following:

Section 1. Election and Term. Except as otherwise provided by law or by the Articles of Incorporation, and subject to the provisions of Sections 12, 13 and 14 of this Article III, Directors shall be elected at the annual meeting of stockholders to serve until the ~~end of the term to which they are elected~~ next Annual Meeting of Shareholders and until their successors are elected and qualify. ~~The number of Directors of the Corporation shall be fixed from time to time by this Code of Regulations and may be increased or decreased as therein provided, but the number thereof shall in no event be less than three. The Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of Directors constituting the whole Board permits, it not being required that each class have the same number of members if such is mathematically impossible, with the term of office of one class expiring each year. At the Annual Meeting of Shareholders in 1983, Directors of the first class shall be elected to hold office for a term expiring at the next succeeding Annual Meeting, Directors of the second class shall be elected to hold office for a term expiring at the second succeeding Annual Meeting, and directors of the third class shall be elected to hold office for a term expiring at the third succeeding Annual Meeting. Thereafter, at each Annual Meeting of shareholders the successors to the class of Directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding Annual Meeting after such election. In the event of any increase in the number of Directors of the Corporation, the additional Directors shall be so classified that all classes of Directors shall be increased equally as nearly as may be possible, it not being required that each class have the same number of members if such is mathematically impossible. In the event of any decrease in the number of Directors of the Corporation, all classes of Directors shall be decreased equally as nearly as may be possible, it not being required that each class have the same number of members if such is mathematically impossible.~~”

ANNEX 3

Amended and Restated

Fifth Third Bancorp

1993 Stock Purchase Plan

The FIFTH THIRD BANCORP 1993 STOCK PURCHASE PLAN (the “Plan”) is hereby amended and restated effective April 1, 2006 pursuant to the direction of the Board of Directors of Fifth Third Bancorp, an Ohio corporation (“Company”), subject to the approval of the shareholders of the Company. All capitalized terms not otherwise defined have the meaning set forth in Section 21 of this Plan.

1.	Purpose. The purpose of the Plan is to facilitate the purchase of the Company’s Common Stock by Company employees on terms and conditions that enhance the ability of the employees to acquire a financial interest in the Company. The Company believes that employee ownership will promote productivity and encourage continued growth of the Company for the mutual benefit of the Company’s employees and shareholders.

2.	Eligibility. Any full-time or part-time Employee of the Company or any Subsidiary who is at least eighteen years of age is eligible to participate in the Plan upon hire. The Company’s Directors and Executive Officers (as defined by the rules and regulations of the Securities and Exchange Commission) are not eligible to participate in the Plan.

3.	Number of Shares of Common Stock Subject to Plan. The total number of shares of Common Stock that may be purchased under the Plan from and after January 1, 2004 shall not exceed, in the aggregate, 2,500,000 shares of Common Stock (subject to adjustment as set forth below). If the number of shares of Common Stock outstanding is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of (a) any reorganization, merger, consolidation, recapitalization, reclassification, stock split, reverse stock split, combination of shares, or dividend payable in shares of Common Stock, or (b) any other similar corporate transaction or event that affects the Common Stock such that an adjustment is determined, by the Board of Directors in its sole discretion, to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the number of shares of Common Stock that may be purchased under this Plan shall be increased or decreased proportionately, and/or the different kind of shares or other securities of the Company or of another corporation shall be substituted, as the case may be.

4.	Participation; Payroll Deduction. Any eligible Employee may become a participant in the Plan by completing and forwarding an authorization form to the Company at any time. The authorization form will authorize and instruct the Company to deduct from the Employee’s Compensation each pay period a certain uniform dollar amount or uniform percentage of Compensation as specified by the Employee’s deduction authorization. Payroll Deductions specified by percentage amount shall be in full percentages of Compensation. All Payroll Deductions must be at least $5.00 per pay period. The maximum Payroll Deduction for each Participant is 10 percent of the Participant’s Compensation not to exceed $26,000 in any calendar year, provided the remaining Compensation of the Participant is sufficient to pay all payroll taxes, withholdings and any other payroll deductions. Payroll Deductions will be effective with pay checks issued not later than the second pay date following receipt of the Participant’s Deduction authorization form. Thereafter, the Payroll Deduction will be made on each pay day for each applicable pay period. The percentage or dollar amount of Payroll Deduction may be changed at any time and may be terminated at any time upon seven days’ prior notice to the Company’s Payroll Department from the Participant.

5.

Purchase of Common Stock.  As soon as administratively possible, usually the next business day, the Company will remit to the Custodian the total of all Payroll Deductions related to the immediately preceding pay period plus an additional amount payable by the Company equal to 15 percent of the total of all such payroll deductions. The Custodian will then apply such aggregate amount to the purchase in the open market, through securities brokers/dealers who are members of the National Association of Securities Dealers, Inc. and who are duly licensed to buy and sell securities in each state in which there are Participants, as many whole shares of Common Stock as may be purchased with such funds at the then prevailing Fair Market Value. Purchases of Common Stock will be completed as soon as administratively possible, usually the next business day, following receipt by the Custodian of such Payroll Deductions. Failure to so timely purchase Common Stock will not subject the Custodian to reimbursement for any damages a Participant might suffer as a result of any delay in purchasing Common Stock. On at least an annual basis, the Custodian will provide each Participant with a report as to the total number of shares of Common Stock allocated to his or her Account as of the last day of the reporting period.

6.	Custody; Delivery of Common Stock. Shares of Common Stock purchased under the Plan will be allocated to the respective Accounts of the Participants at the end of each pay period in proportion to the contributions made by each Participant. Allocations will be made in full shares and in fractional shares to the sixth decimal place. The Custodian will hold shares for the Common Stock purchased in its nominee name until any such shares are distributed to the Participant. Pursuant to section 11, upon written request of a Participant to the Company at any time, all or part of the whole shares of Common Stock credited to the Participant’s Account will be registered in the Participant’s name promptly and delivered to the Participant. Fractional shares will not be issued. Instead, fractional shares which have been credited to the Participant’s Account will be converted in to cash by the Custodian at the then prevailing Fair Market Value on the sale date and promptly paid to the Participant in cash.

7.	Participant Rights in Common Stock. Each Participant will have all the rights of a shareholder of the Company with respect to the shares of Common Stock allocated to the Participant’s Account. Such rights include without limitation the right to vote such shares and the right to receive all distributions of cash or other property with respect to such shares. In addition, appropriate adjustments will be made in the number of shares credited to Participant’s Accounts to give effect to any stock dividends, stock splits, recapitalizations and similar changes.

8.	Dividend Reinvestment. Any cash dividends on the Common Stock, if and when declared and received by the Custodian with respect to shares held by the Plan, will be credited to the Participants in proportion to the number of shares of Common Stock held by the Custodian for the Participant’s Account on the dividend record date. Any cash dividends received by the Custodian with respect to Common Stock held under the Plan shall be applied toward the purchase for the Accounts of all Participants under the Plan of additional shares of Common Stock as soon as administratively possible, usually the next business day following the date of receipt of the dividend.

9.	Voting. All shares, including fractional shares, of Common Stock in each Participant’s Account will be voted in accordance with proxy instructions duly delivered to the Custodian by the respective Participant. Each Participant may instruct the Custodian how to vote the shares credited to the Participant’s Account and the Custodian will vote such shares accordingly. In the event no voting instructions are provided, the Custodian shall vote the shares in the same proportion as the shares held under the Plan for which the Custodian receives voting instructions.

10.	No Interest. No Participant shall be entitled, at any time, to any payment or credit for interest with respect to or on the Payroll Deductions contemplated herein, or on any other assets held hereunder for the Participant’s Account.

11.

Suspension of Payroll Deductions.  Pursuant to section 6, a Participant may request the transfer of all or a portion of his or her whole shares in the Plan from such Participant’s Account. Upon such request, the Participant’s Payroll Deductions shall be suspended for a period of six months commencing on the date the shares are transferred to the Participant. Upon the expiration of the six-month suspension period, the Employee may re-enroll in the Plan by submitting a new authorization form pursuant to section 6. Notwithstanding the foregoing, a Participant may request delivery of the shares in his or her

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Account for the purpose of exercising stock options, as granted by Fifth Third Bancorp under its stock option plans, without becoming subject to a suspension period. As contemplated by Section 15, the Company’s Board of Directors has designated the Pension and Profit Sharing Committee the Administrator of the Plan. The Administrator may from time to time also adopt other rules and procedures relating to partial terminations and/or other matters.

12.	Termination of Participation. A Participant’s participation in the Plan shall terminate on the Participant’s pay date for the pay period in which one of the following occurs: (a) a Participant’s death or termination of employment; (b) discontinuance of the Plan by the Company; or (c) the Participant’s written election to terminate participation in the Plan is received by the Company. Upon termination, the total number of whole shares of Common Stock credited to the Participant’s Account will be transferred to the Participant or in the event of death to the Participant’s legal representative. The Custodian will deliver these shares to the Participant or legal representative promptly. Fractional shares which have been credited to the Participant’s Account will be converted in to cash by the Custodian at the then prevailing Fair Market Value on the sale date and promptly paid to the Participant in cash. If such request to terminate falls between the record date and payable date of a dividend or stock split, the transfer of whole shares and the sale of fractional shares will be processed after the payable date of the dividend.

13.	Designation of Custodian. The Company has designated Computershare Trust Company, Inc. as the Custodian subject to the Company’s right to terminate the designation at any time and appoint a successor Custodian.

14.	Plan Expenses. The charges of the Custodian and all costs of maintaining records, administering the Plan and executing transfers by the Custodian will be borne by the Company.

15.	Administration of Plan. The Board of Directors of the Company shall appoint the Pension and Profit Sharing Committee to serve as Administrator of the Plan. The duties of the Administrator will be to announce the existence of the Plan; to provide employees with copies of the Plan and Payroll Deduction authorization instructions; to supervise Payroll Deductions; to forward Payroll Deductions to the Custodian; to provide the Custodian with names and addresses of employees to facilitate communications regarding the Plan; and, if requested by the Custodian, to address and distribute communications to employees from the Custodian.

The Board of Directors of the Company shall be vested with full authority to make and interpret all rules and regulations as it deems necessary for the Administrator to administer the Plan. Any determination, decision or act of the Board of Directors with respect to any action in connection with the construction, interpretation, or application of the Plan shall be final and binding upon all Employees, Participants, and all persons claiming under or through them.

16.	Limitation of Activities. Neither the Administrator nor any other employee or representative of the Company or a Subsidiary shall solicit Employees to participate in the Plan, render investment advice of any kind or perform any function or activity relative to the Plan except the specified duties of the Administrator set forth in paragraph 15 above. All questions of Participants regarding administration of the Plan shall be directed solely to the Administrator, and any questions relating to investment advice shall be directed solely to the Participant’s personal advisors.

17.	Term of Plan; Amendments. The Plan is effective on the date hereof and has no fixed expiration date, however, the Plan may be amended or discontinued by the Board of Directors of the Company at any time. The Plan is intended to be a permanent program, but the Board of Directors of the Company shall have the right at any time to declare the Plan terminated completely as to it or as to any Subsidiary. No amendment may make any change in any right previously granted which would adversely affect the rights of any Participant.

18.	Nonguaranty of Employment. The Plan is strictly a voluntary undertaking on the part of the Company and shall not constitute a contract between the Company or any Subsidiary and any

3

Employee, or consideration for an inducement or a condition of, the employment of an Employee. Nothing contained in the Plan shall give any Employee the right to be retained in the service of the Company or any Subsidiary or to interfere with or restrict the right of the Company or any Subsidiary, which right is hereby expressly reserved, to discharge or retire any Employee at any time, with or without cause and with or without notice. Participation in the Plan will not give any Employee any right or claim to any benefits hereunder except to the extent such right has specifically become fixed under the terms of the Plan.

19.	Governmental Approvals. Implementation and continuation of the Plan and the transactions contemplated hereby shall be subject to the Company obtaining any registration or qualification under any federal or state law or obtaining the consent or approval of any governmental regulatory body which the Company shall determine, in its sole discretion, is necessary or desirable as a condition to, or in connection with, the operation of the Plan.

20.	Section Headings. Section headings are provided herein for convenience only and are not to serve as the basis for interpretations or construction of the Plan.

21.	Definitions:

(a)	Account — means that separate account maintained for each Participant under the Plan, which account shall be credited with the Participant’s Payroll Deduction, charged for the purchases of Common Stock for that Participant under the Plan, and allocated that number of shares of Common Stock as have been acquired with Payroll Deductions contributed by the Participant. Each Account shall be the property of the Participant for whom it is maintained and shall be nonforfeitable at all times.

(b)	Business Day — means a day in which the NASDAQ National Market System, or such other market system or exchange on which the Common Stock is then primarily traded, is open for business.

(c)	Common Stock — means the common stock, no par value, of the Company.

(d)	Compensation — means the Employee’s “Benefits Salary” as that term is defined from time to time by the Compensation Committee of the Board of Directors of the Company.

(e)	Custodian — means that person or entity appointed by the Company in its sole discretion from time to time to take responsibility for safekeeping of the funds paid in to the Plan and of the Common Stock purchased under the Plan.

(f)	Employee — means an individual who renders services to the Company or any Subsidiary as a common law employee or officer (i.e., a person whose wages from the Company or any Subsidiary are subject to federal income tax withholding). A person rendering services to the Company or any Subsidiary as an independent contractor is not an Employee.

(g)	Fair Market Value — means the price(s) at which the Custodian is able to purchase Common Stock on the NASDAQ National Market System, or such other market system or exchange on which the Common Stock is then primarily traded, on the purchase date.

(h)	Participant — means any Employee who is eligible to participate in the Plan and who authorizes Payroll Deductions under the Plan pursuant to Section 4 of the Plan.

(i)	Payroll Deduction — means the amount or percentage of Compensation authorized by a Participant to be deducted from his Compensation under the Plan.

(j)	Subsidiary — means any corporation, partnership, trade or business which is wholly owned, directly or indirectly, by the Company.

4

ANNEX 4

REGULATIONS FOR CONDUCT AT THE MARCH 28, 2006 ANNUAL MEETING

OF SHAREHOLDERS OF FIFTH THIRD BANCORP

We welcome you to the 2006 Annual Meeting of Shareholders of Fifth Third Bancorp. In order to provide a fair and informative Meeting, we ask you to honor the following regulations for the Meeting. The business of the Meeting will be taken up as set forth in the Agenda attached to these Regulations. Annual Meetings are business meetings, and they can be effective only if conducted in an orderly, business-like manner. Strict rules of parliamentary procedure will not be followed. The Chairman of the Meeting will control the meeting and make any required procedural rulings. Please follow the instructions of the Chairman. Thank you for your cooperation.

1. ELECTION OF DIRECTORS. Every shareholder having the right to vote shall be entitled to vote in person or by proxy. Each shareholder of record shall be entitled to one vote for each share of common stock registered in his name on the books of the Company. All elections shall be determined by a plurality vote.

2. VOTING. Every shareholder having the right to vote shall be entitled to vote in person or by proxy at the Meeting. If you have already voted by proxy, there is no need to vote by ballot, unless you wish to change your vote. The polls shall be opened immediately after completion of the nominations, and shall remain open until closed by the Chairman. After the closing of the polls, no further voting shall be permitted and no further proxies, ballots or evidence shall be accepted by the Inspectors of Election. Except as otherwise stated in the proxy materials for this Meeting or as required by Ohio law, each matter brought before this Meeting for a vote shall require the affirmative vote of a majority of the votes entitled to be cast by the holders of the Company’s common stock at this Meeting and entitled to vote on such matter.

3. ITEMS OF BUSINESS; SHAREHOLDER PROPOSALS — THREE MINUTE LIMIT. The items of business listed on the accompanying Agenda are expected to be properly introduced at the Meeting and taken up in the order set forth in the Agenda. Additional matters may be proposed by shareholders of record in accordance with the federal securities laws, the Ohio Revised Code and these Regulations. The Chairman will not entertain any proposals that are inconsistent with Ohio law or that relate to activities that have been delegated to the Company’s Board of Directors by the authority of Ohio law. Shareholder proposals will be entertained in the following order: first, any proposals which were properly submitted for timely inclusion in the Company’s proxy materials for this Meeting; second, any proposals of which the Company was informed prior to the commencement of this Meeting; and lastly, any other proposals properly made in accordance with these Regulations. Each proposing shareholder will be allotted three minutes in which to present the proposal and any desired remarks in support thereof. Properly introduced motions need not be seconded in order to be considered by the shareholders at this Meeting.

4. QUESTIONS/STATEMENTS BY SHAREHOLDERS — ONE MINUTE LIMIT. To make a proposal or to speak at the Meeting you must be either a shareholder of record as of January 31, 2006 or a person named in a proxy given by such a shareholder. No other persons will be permitted to make a proposal or to speak at the Meeting. There will be one period for questions and statements by shareholders as set forth on the Agenda attached to these Regulations.

In order that we may give as many shareholders as possible the opportunity to speak, remarks and questions will be limited to one minute per shareholder. You must restrict yourself to one comment or question at a time so that others may have an opportunity to be heard. Each shareholder may have only one turn to speak until all shareholders who wish to speak have had the opportunity to do so; additional turns may be allowed as time permits.

If you wish to speak, please raise your hand and wait until you are recognized. Please do not address the Meeting until recognized by the Chairman. When you are recognized, please state your name, place of residence, and whether you are a Fifth Third shareholder or a holder of a shareholder proxy, and, in the latter case, identify the shareholder on whose behalf you are speaking. All questions should be directed to the Chairman, who may call on other persons to respond or further direct questions when appropriate.

If you have a matter of individual concern which is not an appropriate subject for general discussion, please defer discussion until after the Meeting at which time officers of the Company will be available. The Chairman will stop discussions which are repetitive, derogatory, over the time limit, irrelevant to the business of the Company or the items on the Agenda for the Meeting, related to pending or threatened litigation, regulatory proceedings or similar actions or otherwise inappropriate. Derogatory references to personalities, comments that are in bad taste, the airing of personal grievances, the injection of irrelevant controversy, personal attacks, refusal to follow these Regulations or interference with any speaker will not be permitted and will be a basis for silencing or removal from the Meeting.

5. MISCELLANEOUS. No recording devices, cellular telephones, photographic equipment or bullhorns will be permitted into the Meeting. No written materials may be distributed by any person at or in physical proximity to the Meeting. The Chairman of the Meeting shall have the power to silence or have removed any person in order to ensure the orderly conduct of the Meeting.

6. ADMINISTRATION AND INTERPRETATION. The Chairman of the Meeting will be Mr. George A. Schaefer, Jr., who will preside at the Meeting. In the event of Mr. Schaefer’s inability to preside, a substitute Chairman will be designated by the Company. The Chairman of the Meeting has sole authority to preside over the Meeting and make any and all determinations with respect to the conduct of the Meeting, including, without limitation, the administration and interpretation of these regulations and procedures. The Chairman also has sole authority to create such additional regulations and procedures and to waive full or partial compliance with any regulation or procedure as she reasonably determines. Any action taken by the Chairman at the Meeting will be final, conclusive and binding on all persons. The Secretary of the Company shall act as secretary of the Meeting.

THANK YOU FOR YOUR COOPERATION AND ENJOY THE MEETING.

2

Annual Meeting of Shareholders

March 28, 2006

AGENDA

Call to Order

Introductions

Approval of 2005 Minutes

Nomination and Election of Directors

Consideration and Vote on Amendment to Code of Regulations for super-majority Voting Provisions

Consideration and Vote on Amendment to Code of Regulations for Board Classification and Terms

Consideration and Vote on the 1993 Stock Purchase Plan, as amended and restated

Ratification of Auditors

Presentation of 2005 Results

Question and Answer Session

Announcement of results

Adjournment

38 Fountain Square Plaza

Cincinnati, Ohio 45263

(513) 579-5300

Annual Meeting Admission Ticket

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DESIGNATION (IF ANY)	000000000.000 ext
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ADD 6	2006 Annual Meeting of Fifth Third Bancorp Stockholders

Aronoff Center For The Arts, Jarson-Kaplan
Theater, 650 Walnut Street, Cincinnati, Ohio,
at 11:30 a.m., E.S.T., March 28, 2006.

Upon arrival, please present this
admission ticket and photo identification
at the registration desk.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

Annual Meeting Proxy Card	C0123456789	12345

☐	Please mark this box with an X if your address has changed and print the new address below.	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS)	+

A    Election of four (4) Class II Directors

- The Board of Directors recommends a vote FOR the listed nominees.

1. Nominees:	For	Withhold		For	Withhold

01—John F. Barrett	☐	☐	03—John J. Schiff, Jr.	☐	☐

02—George A. Schaefer, Jr.	☐	☐	04—Dudley S. Taft	☐	☐

B    Proposals

- The Board of Directors recommends a vote FOR Proposals 2, 3,4, and 5.

		For	Against	Abstain			For	Against	Abstain
2.	Proposal to remove Article III, Section 18 from the Code of Regulations to eliminate the super-majority voting provisions contained in such Section.	☐	☐	☐	4.	Proposal to adopt the Amended and Restated Fifth Third Bancorp 1993 Stock Purchase Plan and the issuance of up to an additional 1,500,000 shares of common stock thereunder.	☐	☐	☐
		For	Against	Abstain			For	Against	Abstain
3.	Proposal to amend Article III, Section 1 of the Code of Regulations to provide for the annual election of all Directors.	☐	☐	☐	5.	Proposal to approve the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the year 2006.	☐	☐	☐

C    Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box	Date (mm/dd/yyyy)
/ /

■	5 U P X 0 0 7 8 6 3 1	+
001CD40003 00IHGC

Admission Ticket

Please tear off this Admission Ticket. If you plan to attend the annual meeting of stockholders, you will need this ticket to gain entrance to the meeting. This ticket is valid to admit the shareholder(s) and one guest to the 2006 Annual Meeting.

The annual meeting of shareholders will be held at the following address: Aronoff Center For The Arts, Jarson-Kaplan Theater, 650 Walnut Street, Cincinnati, Ohio, at 11:30 a.m., E.S.T., March 28, 2006. You must present this ticket to gain admission to the meeting. You should send in your proxy or vote electronically even if you plan to attend the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Allen M. Hill, Robert L. Koch II and Hendrik G. Meijer and each of them, with FULL power of substitution, as proxies to vote, as designated below, FOR and in the name of the undersigned all shares of stock of FIFTH THIRD BANCORP which the undersigned is entitled to vote at the Annual Meeting of the Shareholders of said COMPANY scheduled to be held March 28, 2006 at the Aronoff Center for the Arts, Jarson-Kaplan Theater, 650 Walnut Street, Cincinnati, Ohio, or at any adjournment thereof.

In their discretion, the PROXIES are authorized to vote upon such other business as may properly come before the meeting. This PROXY when executed will be voted in the manner directed herein by the undersigned SHAREHOLDER(S). If no direction is made, this PROXY will be voted FOR Proposals 1, 2, 3, 4 and 5.

ALL FORMER PROXIES ARE HEREBY REVOKED.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet

• Call toll free 1-866-731-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY

• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on March 28, 2006.

THANK YOU FOR VOTING

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Annual Meeting Proxy Card

☐	Please mark this box with an X if your address has changed and print the new address below.	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS)	+

A    Election of four (4) Class II Directors

- The Board of Directors recommends a vote FOR the listed nominees.

1. Nominees:	For	Withhold		For	Withhold

01—John F. Barrett	☐	☐	03—John J. Schiff, Jr.	☐	☐

02—George A. Schaefer, Jr.	☐	☐	04—Dudley S. Taft	☐	☐

B    Proposals

- The Board of Directors recommends a vote FOR Proposals 2, 3, 4, and 5.

		For	Against	Abstain			For	Against	Abstain
2.	Proposal to remove Article III, Section 18 from the Code of Regulations to eliminate the super majority voting provisions contained in such Section.	☐	☐	☐	4.	Proposal to adopt the Amended and Restated Fifth Third Bancorp 1993 Stock Purchase Plan and the issuance of up to an additional 1,500,000 shares of common stock thereunder.	☐	☐	☐
		For	Against	Abstain			For	Against	Abstain
3.	Proposal to amend Article III, Section 1 of the Code of Regulations to provide for the annual election of all Directors.	☐	☐	☐	5.	Proposal to approve the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the year 2006.	☐	☐	☐

C    Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box	Date(mm/dd/yyyy)
/ /

■	5 U P X 0 0 7 8 6 3 2	+
001CD40003 00IHGC

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Allen M. Hill, Robert L. Koch II and Hendrik G. Meijer and each of them, with FULL power of substitution, as proxies to vote, as designated below, FOR and in the name of the undersigned all shares of stock of FIFTH THIRD BANCORP which the undersigned is entitled to vote at the Annual Meeting of the Shareholders of said COMPANY scheduled to be held March 28, 2006 at the Aronoff Center for the Arts, Jarson-Kaplan Theater, 650 Walnut Street, Cincinnati, Ohio, or at any adjournment thereof.

In their discretion, the PROXIES are authorized to vote upon such other business as may properly come before the meeting. This PROXY when executed will be voted in the manner directed herein by the undersigned SHAREHOLDER(S). If no direction is made, this PROXY will be voted FOR Proposals 1, 2, 3, 4 and 5.

ALL FORMER PROXIES ARE HEREBY REVOKED.